SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 SCHEDULE 13G
                                     Under the Securities Exchange Act of 1934
                                (Amendment No. )


                             AMEDIA NETWORKS, INC.
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                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87305 U102
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                                 (CUSIP Number)

                                              November 1, 2004
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87305 U102                SCHEDULE 13G             Page 2 of 8 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      PURITAN LLC
      I.R.S. # 27-0059191
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
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                  5     SOLE VOTING POWER

                        1,533,334
                  --------------------------------------------------------------
                  6     SHARED VOTING POWER
  NUMBER OF
 BENEFICIALLY           -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,533,334
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,533,334
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |-|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102             SCHEDULE 13G                Page 3 of 8 Pages

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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MIRIAM GROSS

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,533,334
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,533,334
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,533,334
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |-|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102             SCHEDULE 13G                 Page 4 of 8 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CHANA FRIEDMAN
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,533,334
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,533,334
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,533,334
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |-|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------




CUSIP No. 87305 U102             SCHEDULE 13G                 Page 5 of 8 Pages

Item 1(a)   Name of Issuer

            AMEDIA NETWORKS, INC.

Item 1(b)   Address of Issuer's Principal Executive Office

            101 Crawfords Corner Road
                  Holmdel, New Jersey  07733

Item 2(a)   Name of Person Filing

            Puritan LLC ("Puritan")
            Miriam Gross ("Gross")
            Chana Friedman ("Friedman")


Item 2(b)   Address of Principal Business Office

            Address of principal business office of Puritan is 314 McDonald Avenue, Brooklyn, New York 11218, of Gross is 915 E. 18th Street, Brooklyn, New York 11230 and of Friedman is 7 Herrick Drive, Lawrence, New York 11559.


Item 2(c)   Citizenship

            Puritan is a New York limited liability company and Gross and Friedman are citizens of the United States.

Item 2(d)   Title of Class of Securities

            Common Stock, par value $0.001 per share

CUSIP No. 87305 U102             SCHEDULE 13G                 Page 6 of 8 Pages

Item 2(e)   CUSIP Number            87305 U102

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or (c), check whether the person filing is a:

            (a)       |_| Broker of Dealer registered under Section 15 of the
                      Act

            (b)       |_| Bank as defined in Section 3(a)(6) of the Act

            (c) |_| Insurance company as defined in Section 3(a)(19) of the Act

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940

            (e)       |_| An Investment Adviser in accordance with
                      13-1(b)(1)(ii)(E)

            (f) |_| An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

            (g) |_| A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

            (h) |_| A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

            (i) |_| A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

            (j)       |_| Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4      Ownership

Item 4(a)(b) (c) Amount Beneficially Owned, percent of class and number of shares as to which person has voting and dispositive power:

As of November 5, 2004, the amounts of shares beneficially owned by the reporting persons and the percent of class, are as set forth on Paragraphs 5-9 and 11 of the printed forms. Gross and Friedman are each controlling members of Puritan and therefore beneficially own the shares owned by Puritan.

Item 5      Ownership of Five Percent or Less of a Class

            Not applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding

            Not applicable

CUSIP No. 87305 U102             SCHEDULE 13G                 Page 7 of 8 Pages


Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 5, 2004
                                PURITAN LLC


                                By: /s/ Miriam Gross
                                    --------------------------------
                                    Name:  Miriam Gross
                                    Title: Member

                                    /s/ Miriam Gross
                                    --------------------------------
                                    Miriam Gross

                                    /s/ Chana Friedman
                                    --------------------------------
                                    Chana Friedman